Exhibit 99.1

Investor Inquiries:

Bill Dunaway, 816-457-6246

billd@fcstone.com

FCStone Group, Inc. Announces Strong Fiscal 2007

Third Quarter Results and Three-for-Two Stock Split

West Des Moines, Iowa, July 12, 2007 – FCStone Group, Inc. (NASDAQ: FCSX), a commodity risk management firm, today announced higher year-over-year revenues and net income for its fiscal third quarter ending May 31, 2007, and a three-for-two stock split, which will be implemented by way of a 50% stock dividend.

Third Quarter Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $64.4 million in the three months ended May 31, 2007, compared to $47.6 million in the prior year quarter, an increase of 35%. Net income increased 99% to $8.1 million, or $0.43 per diluted share, for the third quarter, compared to $4.1 million, or $0.28 per diluted share in the prior year quarter.

The following table presents the results on a total and per share basis.

Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
NON GAAP-Revenues, net of cost of commodities sold	$47,604	$64,369	$129,188	$181,815
GAAP-Income after minority interest and before income tax expense	$6,401	$12,944	$18,320	$34,103
GAAP-Net income	$4,051	$8,069	$11,370	$21,303
Diluted weighted average shares outstanding (1)	14,490	18,948	14,487	15,929
Diluted earnings per share	$0.28	$0.43	$0.78	$1.34

(1)	In March 2007, the company completed its initial public offering, or IPO, of common stock in which it issued and sold 5,865,000 shares of common stock and in connection therewith, subsequently redeemed 2,160,000 shares of common stock.

The increase in third quarter revenues, net of cost of commodities sold from the prior year third quarter, was primarily related to higher exchange-traded volumes due to volatility in the grain and energy markets, higher over-the-counter (OTC) volumes primarily from the renewable fuels and Brazilian customers, increased volume in the financial services grain repurchase program, increased foreign exchange (Forex) commissions and higher short-term interest rates and additional investable segregated and OTC customer margin funds.

Costs and expenses, exclusive of cost of commodities sold, were higher compared to the prior year primarily due to higher volume-related costs of broker commissions, pit brokerage and clearing fees, and introducing broker commissions; and increased interest expense as a result of higher volume in the financial services grain repurchase program combined with increased borrowings in the grain merchandising segment because of higher grain prices.

“This year’s third quarter saw steady revenue growth, as the Company continues to perform across all of our operating segments,” said Pete Anderson, President and Chief Executive Officer. “Our consultants’ experience in the core grain and energy markets is paving the way for continued traction in targeted growth areas, particularly in Brazil and China, and also in commodities such as renewable energy and foreign exchange. We are pleased with the results to date and are working to deliver on our commitment to providing value to our clients through the most efficient strategies and platforms.”

Year-To-Date Results

Revenues, net of cost of commodities sold, a non-GAAP financial measure, were $181.8 million for the first nine months of fiscal year 2007, compared to $129.2 million during the same period of fiscal year 2006, an increase of 41%. Net income increased 87% to $21.3 million for the first nine months of fiscal year 2007, or $1.34 per diluted share, compared to $11.4 million, or $0.78 per diluted share during the same period of fiscal year 2006.

“Our growing customer base and the continued volatility in the commodities markets during the first nine months of 2007 has allowed us to generate record revenues, operating income and net income during the period,” said Bob Johnson, Chief Financial Officer. “As we drive reinvestment in the firm’s product mix, we look forward to sustaining this growth through a diversified operating model.”

Operating Segments

FCStone’s income (loss) before minority interest and income tax expense by segment and certain other data are outlined below for the periods noted.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Segment Data:
Income (loss) before minority interest and income tax expense:
Commodity and Risk Management Services	$6,056	$9,921	$15,731	$26,638
Clearing and Execution Services	3,281	3,801	8,483	10,841
Financial Services	(1)	557	(102)	1,004
Grain Merchandising	(1,193)	670	(911)	2,130
Corporate	(2,120)	(1,804)	(5,251)	(5,871)

	$6,023	$13,145	$17,950	$34,742

Other Data:
EBITDA	$8,426	$15,980	$23,869	$44,508
Exchange contract trading volume (in millions)	12.4	14.2	34.5	40.5
Customer Segregated Assets, end of period	$825,344	$913,584	$825,344	$913,584

In the Commodity and Risk Management Services segment, revenues, net of cost of commodities sold, were $28.9 million in the third quarter ended May 31, 2007, compared to $21.0 million in the prior year quarter, an increase of 37%. Segment income increased 64% to $9.9 million for the third quarter, compared to $6.1 million in the prior year quarter.

For the Clearing and Execution Services segment, revenues, net of cost of commodities sold, were $27.5 million in the third quarter ended May 31, 2007, compared to $21.5 million in the prior year quarter, an increase of 28%. Segment income increased 16% to $3.8 million for the third quarter, compared to $3.3 million in the prior year quarter.

The Financial Services segment reported revenues, net of cost of commodities sold, of $2.6 million in the third quarter ended May 31, 2007, compared to $1.4 million in the prior year quarter, an increase of 90%. Segment income increased to $557 thousand for the third quarter, compared to a loss of $1 thousand in the prior year quarter.

The Grain Merchandising segment reported revenues, net of cost of commodities sold, of $5.6 million in the third quarter ended May 31, 2007, compared to $4.1 million in the prior year quarter, an increase of 36%. Segment income increased to $670 thousand for the third quarter, compared to a loss of $1.2 million in the prior year quarter. As previously announced on June 1, 2007, the company sold a portion of its stake in this business and going forward will own a 25% minority interest in this business instead of the previous 70% majority interest.

Business Outlook

Commenting on the Company’s year-to-date results and overall expectations, Mr. Anderson said, “The growth and profitability of FCStone is a function of progress made towards achieving the strategic initiatives that we have in place to drive the long-term success of the Company. We look forward to building upon the momentum created by our recently successful IPO and the favorable industry environment, and we seek to leverage our expertise in both the core domestic markets as well as in the growing segments around the world. We remain confident that the continued execution of our strategy will provide value to both our customers and our shareholders.”

Three-for-Two Stock Split

On July 10, 2007, the Board of Directors approved a three-for-two stock split that will be distributed in the form of a 50% stock dividend. FCStone’s stockholders of record at the close of business on September 17, 2007 will receive one additional share for every two shares of common stock held on that date. FCStone intends to distribute the shares on September 27, 2007. The stock split will increase the number of shares of FCStone common stock outstanding from approximately 18.3 million to approximately 27.5 million.

In announcing the stock split, Mr. Anderson noted that the decision to split FCStone’s stock reflected the Company’s continued strong performance as well as its positive outlook for future earnings growth. “We believe this stock split will place the market price of FCStone’s common stock in a more attractive range for investors,” said Mr. Anderson.

Conference Call & Web Cast

A conference call will be held today, Thursday, July 12, 2007 at 11:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the Company’s corporate web site at http://www.fcstone.com. Participants can also access the call by dialing 800-218-8862 (within the United States and Canada), or 303-262-2140 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (CT) on Thursday, July 26, 2007. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11093056.

About FCStone Group, Inc.

FCStone Group, Inc., along with its affiliates, is an integrated commodity risk management company providing risk management consulting and transaction execution services to commercial commodity intermediaries, end-users and producers. The firm assists primarily middle market customers in optimizing their profit margins and mitigating exposure to commodity price risk. In addition to risk management consulting services, FCStone, LLC, operates one of the leading independent clearing and execution platforms for exchange-traded futures and options contracts. FCStone Group, Inc., serves more than 7,500 customers and in the 12 months ended May 31, 2007, executed 54.1 million derivative contracts in the exchange-traded and over-the-counter markets. In addition to renewable fuels, the FCStone Group companies work in all the major commodity areas including agriculture, energy, foods, forestry, and currency exchange. Headquartered in the Midwest, it has offices located throughout the world and is a clearing member of all major North American Futures exchanges. FCStone Group, Inc., trades on the NASDAQ Global Select Market under the symbol “FCSX.”

Forward Looking Statements

This press release may include forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to FCStone Group, Inc., are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These statements involve known and unknown risks, assumptions, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance, strategy, anticipated, estimated or projected results or achievements expressed or implied by these forward-looking statements. These factors include, among other things, customer acceptance of risk management, commodity price volatility, transaction volumes, interest rates, our ability to develop new products for our customers and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Forms, 10-K, 10-Q and 8-K reports. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.

Our forward-looking statements speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of NON-GAAP Financial Information

In this press release we disclose “revenues, net of cost of commodities sold”, and “EBITDA”, both of which are non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP). Revenues, net of cost of commodities sold, is not a substitute for the GAAP measure of total revenues. EBITDA is not a substitute for the GAAP measure of net income or cash flows. Such non-GAAP financial measures are reconciled to its closest GAAP measure, in accordance with the Securities and Exchange Commission rules, and are included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the company’s business and operating performance.

Financial Statements to Follow

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
Revenues:
Commissions and clearing fees	$27,795	$35,291	$74,635	$101,547
Service, consulting and brokerage fees	9,170	10,743	24,598	29,152
Interest	6,033	12,045	15,277	31,172
Other	1,314	946	2,480	2,392
Sales of commodities	314,486	303,866	860,678	1,101,752

Total revenues	358,798	362,891	977,668	1,266,015

Costs and expenses:
Cost of commodities sold	311,194	298,522	848,480	1,084,200
Employee compensation and broker commissions	11,014	11,469	30,663	34,624
Pit brokerage and clearing fees	12,617	17,640	33,626	47,182
Introducing broker commissions	6,373	8,832	15,575	25,208
Employee benefits and payroll taxes	2,608	2,883	7,292	8,252
Interest	1,601	2,579	4,335	9,069
Depreciation	424	457	1,214	1,336
Bad debt expense	1,304	92	1,709	1,632
Other expenses	5,640	7,272	16,824	19,770

Total costs and expenses	352,775	349,746	959,718	1,231,273

Income before income tax expense and minority interest	6,023	13,145	17,950	34,742
Minority interest	(378)	201	(370)	639

Income after minority interest and before income tax expense	6,401	12,944	18,320	34,103
Income tax expense	2,350	4,875	6,950	12,800

Net income	$4,051	$8,069	$11,370	$21,303

Weighted average shares outstanding :
Basic	14,490	17,928	14,487	15,677
Diluted	14,490	18,948	14,487	15,929
Earnings per share:
Basic	$0.28	$0.45	$0.78	$1.36
Diluted	$0.28	$0.43	$0.78	$1.34

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except share amounts)

	August 31, 2006	May 31, 2007
		(Unaudited)
ASSETS
Cash and cash equivalents
Unrestricted	$51,659	$93,187
Restricted	3,581	1,097
Segregated	14,221	19,496
Commodity deposits and accounts receivable
Commodity exchanges and clearing organizations – customer segregated, including United States treasury bills and notes	604,536	670,677
Proprietary commodity accounts	20,133	68,460
Customer regulated accounts in deficit secured by U.S. treasury bills and notes	29,166	86,743

Total commodity deposits and accounts receivable	653,835	825,880

Marketable securities, at fair value – customer segregated and other	149,609	223,598
Trade accounts receivable	9,296	3,880
Open contracts receivable	30,524	137,201
Counterparty deposits and accounts receivable	23,607	23,805
Notes receivable	14,971	38,600
Inventories – grain and fertilizer	—	—
Exchange memberships and stock, at cost	6,587	8,169
Furniture, equipment, software, and improvements, net	3,164	4,310
Deferred income taxes	4,697	4,497
Investments in affiliates and other organizations	3,657	3,749
Other assets	4,096	17,964
Assets held for sale	83,703	101,954

Total assets	$1,057,207	$1,507,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Commodity and customer regulated accounts payable	$726,920	$948,079
Trade accounts payable and advances	99,898	99,389
Open contracts payable	30,524	135,659
Accrued expenses	25,029	24,939
Notes payable	23,119	43,571
Subordinated debt	7,000	1,000
Liabilities held for sale	76,136	88,273

Total liabilities	988,626	1,340,910

Minority interest	3,607	4,246
Redeemable common stock held by employee stock ownership plan (ESOP)	6,079	—
Stockholders’ equity:
Common stock, $0.0001 par value, authorized 20,000,000 and 40,000,000 at August 31, 2006 and May 31, 2007, respectively; issued and outstanding 14,537,208 shares at August 31, 2006 and 18,284,267 at May 31, 2007	21,747	103,481
Additional paid-in capital	120	397
Accumulated other comprehensive loss	(1,955)	(1,955)
Retained earnings	45,062	60,308

	64,974	162,231
Less maximum cash obligation related to ESOP shares	(6,079)	—

Total stockholders’ equity	58,895	162,231

Commitments and contingencies
Total liabilities and stockholders’ equity	$1,057,207	$1,507,387

FCSTONE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Nine Months Ended May 31,
	2006	2007
Cash flows from operating activities:
Net income	$11,370	$21,303
Depreciation	1,214	1,336
Amortization of discount on note receivable	—	(41)
Gain on conversion of exchange membership to common stock	—	(105)
Equity in earnings of affiliates, net of distributions	24	284
Minority interest, net of distributions	(1,292)	639
Change in commodity accounts receivable/payable, marketable securities and customer segregated funds, net	(25,726)	(5,150)
Change in open contracts receivable/payable, net	—	(1,542)
Increase in trade accounts receivable	(8,830)	5,416
Decrease (increase) in counterparty deposits and accounts receivable	(30,424)	(198)
Decrease in inventory	464	—
Increase in other assets	(1,459)	(13,713)
Increase in assets held for sale	(7,300)	(18,739)
Increase (decrease) in trade accounts payable and advances	63,899	(509)
Increase (decrease) in accrued expenses	4,938	(144)
Decrease in liabilities held for sale	(6,457)	(5,158)

Net cash provided by (used in) operating activities	421	(16,321)

Cash flows from investing activities:
Purchase of furniture, equipment, and improvements	(894)	(1,928)
Purchase of furniture, equipment, and improvements held for sale	(27)	(54)
Purchase of market securities	—	(25,000)
Issuance of notes receivable, net	(19,268)	(23,588)
Purchase of exchange membership and stock	(4,945)	(1,855)
Proceeds from the sale of exchange membership and stock	613	—
Proceeds from conversion of exchange membership to common stock	—	378

Net cash used in investing activities	(24,521)	(52,047)

Cash flows from financing activities:
Increase (decrease) in checks written in excess of bank balance	236	(1,656)
Net proceeds from notes payable held for sale	21,012	19,363
Proceeds from notes payable, net	25,480	20,452
Proceeds from initial public offering, net	—	129,670
Proceeds from issuance of common stock	—	550
Proceeds from issuance of redeemable common stock held by ESOP	223	—
Payment for redemption of common stock	—	(48,486)
Dividends paid	(2,898)	(6,057)
Payments under capital lease held for sale	(412)	(412)
Monies deposited in escrow	(44)	(54)
Monies released from escrow	—	2,526
Proceeds from subordinated debt	4,500	8,000
Payments on subordinated debt	(3,000)	(14,000)

Net cash provided by financing activities	45,097	109,896

Net increase in cash and cash equivalents – unrestricted	20,997	41,528
Cash and cash equivalents – unrestricted – beginning of period	21,347	51,659

Cash and cash equivalents – unrestricted – end of period	$42,344	$93,187

Supplemental disclosures of cash flow information:
Interest paid	$3,995	$8,663
Income taxes paid	$7,596	$13,371

Noncash financing activities:
Increase (decrease) in maximum cash obligation related to ESOP shares	$1,368	$(6,079)

Non-GAAP Financial Measures

The following table reconciles revenues, net of cost of commodities sold, with our total revenues.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Revenues:
Commissions and clearing fees	$27,795	$35,291	$74,635	$101,547
Service, consulting and brokerage fees	9,170	10,743	24,598	29,152
Interest	6,033	12,045	15,277	31,172
Other	1,314	946	2,480	2,392
Sales of commodities	314,486	303,866	860,678	1,101,752

Total revenues	358,798	362,891	977,668	1,266,015
Less: Cost of commodities sold	311,194	298,522	848,480	1,084,200

Revenues, net of cost of commodities sold	$47,604	$64,369	$129,188	$181,815

The following table reconciles EBITDA with our net income.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Net income:	$4,051	$8,069	$11,370	$21,303
Plus: interest expense	1,601	2,579	4,335	9,069
Plus: depreciation and amortization	424	457	1,214	1,336
Plus income tax expense	2,350	4,875	6,950	12,800

EBITDA	$8,426	$15,980	$23,869	$44,508

Commodity and Risk Management Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	542	$1,265	$5,197	$3,807
Cost of commodities sold	541	1,262	5,113	3,722

Gross profit on commodities sold	1	3	84	85
Commissions and clearing fees	8,916	12,151	24,852	38,090
Service, consulting and brokerage fees	9,320	10,873	25,051	29,548
Interest	2,744	5,793	6,087	14,181
Other revenues	19	41	83	147

Revenues, net of cost of commodities sold	21,000	28,861	56,157	82,051
Other costs and expenses:
Expenses (excluding interest expense)	14,894	18,853	40,339	55,129
Interest expense	50	87	87	284

Total costs and expenses (excluding cost of commodities sold)	14,944	18,940	40,426	55,413

Segment income before minority interest and income taxes	$6,056	$9,921	$15,731	$26,638

Clearing and Execution Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$—	$—	$—	$—
Cost of commodities sold	—	—	—	—

Gross profit on commodities sold	—	—	—	—
Commissions and clearing fees	18,997	23,254	50,151	63,953
Service, consulting and brokerage fees	—	—	—	—
Interest	2,508	4,237	7,234	11,722
Other revenues	—	5	—	105

Revenues, net of cost of commodities sold	21,505	27,496	57,385	75,780
Other costs and expenses:
Expenses (excluding interest expense)	18,127	23,587	48,651	64,367
Interest expense	97	108	251	572

Total costs and expenses (excluding cost of commodities sold)	18,224	23,695	48,902	64,939

Segment income before minority interest and income taxes	$3,281	$3,801	$8,483	$10,841

Exchange contract trading volume (millions)	11.8	13.4	32.9	38.2

Financial Services Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$14,313	$3,849	$24,229	$20,006
Cost of commodities sold	14,233	3,835	24,103	19,904

Gross profit on commodities sold	80	14	126	102
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	865	1,903	2,652	6,061
Other revenues	409	653	1,109	1,335

Revenues, net of cost of commodities sold	1,354	2,570	3,887	7,498
Other costs and expenses:
Expenses (excluding interest expense)	635	542	1,760	1,621
Interest expense	720	1,471	2,229	4,873

Total costs and expenses (excluding cost of commodities sold)	1,355	2,013	3,989	6,494

Segment income (loss) before minority interest and income taxes	$(1)	$557	$(102)	$1,004

Grain Merchandising Segment:

The following table provides the financial performance for this segment.

	Three Months Ended May 31,		Nine Months Ended May 31,
	2006	2007	2006	2007
	($ in thousands)
Sales of commodities	$299,631	$298,752	$831,252	$1,077,939
Cost of commodities sold	296,548	293,555	819,673	1,061,017

Gross profit on commodities sold	3,083	5,197	11,579	16,922
Commissions and clearing fees	—	—	—	—
Service, consulting and brokerage fees	—	—	—	—
Interest	192	30	425	94
Other revenues	852	398	1,310	1,010

Revenues, net of cost of commodities sold	4,127	5,625	13,314	18,026
Other costs and expenses:
Expenses (excluding interest expense)	4,359	3,619	11,467	11,414
Interest expense	961	1,336	2,758	4,482

Total costs and expenses (excluding cost of commodities sold)	5,320	4,955	14,225	15,896

Segment income before minority interest and income taxes	$(1,193)	$670	$(911)	$2,130

Grain bushels sold (millions)	56.0	45.3	180.6	174.1

Quarterly Financial Highlights:

The following table provides summary financial highlights

by quarter for the first three quarters of fiscal year 2007.

	Three Months Ended
	Nov 30, 2006	Feb 28, 2007	May 31, 2007
	($ in thousands)
NON GAAP-Revenues, net of cost of commodities sold	$57,348	$60,098	$64,369
GAAP-Income after minority interest and before income tax expense	$10,114	$11,045	$12,944
GAAP-Net income	$6,314	$6,920	$8,069